UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2016

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7475 Lusk Boulevard, San Diego, California 92121

(Address of principal executive offices) (Zip Code)

(858) 909-1800

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) On September 12, 2016, NuVasive, Inc. (the “Company”) announced Patrick S. Miles, the Company’s President and Chief Operating Officer, has been appointed Vice Chairman of NuVasive, Inc., effective September 11, 2016, and will continue to serve as a member of the Company’s Board of Directors.

(c) On September 12, 2016, the Company announced Jason M. Hannon, the Company’s Executive Vice President, International, has been promoted to succeed Mr. Miles as the Company’s President and Chief Operating Officer, effective as of September 11, 2016. In this newly expanded role, Mr. Hannon will be responsible for leading the Company’s global products and services, including product management and development, as well as operational duties, including manufacturing, customer fulfillment, and quality engineering. In addition, Mr. Hannon will continue to oversee the Company’s international operations.

Mr. Hannon, age 44, has served as the Company’s Executive Vice President, International, since July 2015, with responsibility for the Company’s business and commercial operations outside of the United States, including leadership of the Company’s international expansion opportunities. Prior to that, Mr. Hannon served as the Company’s Executive Vice President, Corporate Development and General Counsel since January 2010 and previously was Senior Vice President, Corporate Development and General Counsel. He has been with the Company since 2005. Mr. Hannon received a B.A. from the University of California, Berkeley, and a J.D. from Stanford Law School.

As President and Chief Operating Officer, Mr. Hannon’s annual base salary will be $575,000, and he will be eligible to receive an annual bonus payment at a target level of $575,000. Mr. Hannon will continue to be eligible for grants of long-term incentive (“LTI”) awards and other Company benefits.

(e) On September 11, 2016, the Company entered into a letter agreement with Mr. Miles setting out certain terms of his employment as Vice Chairman (the “Letter Agreement”). As Vice Chairman, Mr. Miles’ responsibilities will include: (1) serving as a high level advisor to the Company’s management team; (2) assisting with the Company’s surgeon relations; and (3) serving as a mentor to other Company employees. The Letter Agreement provides for a three year term of employment during which Mr. Miles’ annual compensation will be $500,000, payable in a combination of cash and LTI awards, at Mr. Miles’ election. In the event Mr. Miles’ employment and board membership terminate during the three year term, other than as a result of his voluntary resignation or a termination as the result of his breach of the Letter Agreement, or if his tenure as a board member ends after the three year term, other than as the result of his breach of the Letter Agreement, Mr. Miles will be offered the opportunity to serve as a consultant for the Company for a period up to September 11, 2021. Pursuant to the Letter Agreement, Mr. Miles agreed that, for a one year period following the termination of his employment for any reason, he will not engage in certain activities competitive with the Company’s business, nor will he hire or solicit former or current employees nor solicit the business of any customers.

Mr. Miles also agreed to invest up to $2.5 million in the Company’s common stock in connection with the one-time grant of performance restricted stock units (“PRSUs”). The Company granted Mr. Miles a share purchase matching PRSU award (the “Matching Award”) on September 11, 2016, whereby the Company will award Mr. Miles one (1) PRSU for each share of Company stock purchased by Mr. Miles prior to January 28, 2017 that he holds through the vesting period, with such PRSUs cliff vesting on September 11, 2021 and being settled in shares of Company common stock with a range of 0% to 200% according to the Company’s stock price performance at the end of the five-year period, with no shares earned if the Company’s stock price is less than $70 per share at such time (adjusted for certain stock splits, stock dividends, reclassifications, and the like). The Matching Award provides for pro-rata accelerated vesting based on service and performance achieved in the event that Mr. Miles’ service relationship with the Company is involuntarily terminated without cause, and for full vesting in the event of death or disability.

Item 7.01	Regulation FD Disclosure

On September 12, 2016, the Company issued a press release announcing Mr. Miles has been appointed Vice Chairman and Mr. Hannon has been named President and Chief Operating Officer. In the press release, the Company also reiterated its 2016 full year financial guidance. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Items 5.02 and 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release issued by NuVasive, Inc. on September 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

Date: September 12, 2016	By:	/s/ Quentin Blackford
Quentin Blackford
Executive Vice President and Chief Financial Officer, Head of Strategy and Corporate Integrity

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by NuVasive, Inc. on September 12, 2016.